Exhibit 5.1

Fulbright & Jaworski LLP
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201-2784
United States

Tel +1 214 855 8000
Fax +1 214 855 8200
nortonrosefulbright.com

September 13, 2013

Dex Media, Inc.
2200 West Airfield Drive
P.O. Box 619810
DFW Airport, Texas 75261

Re:          Registration of Securities of Dex Media, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement (the “Registration Statement”) on Form S-8 of Dex Media, Inc., a Delaware corporation (“Dex Media”) filed by Dex Media to register under the Securities Act of 1933 (the “Securities Act”) 833,494 issued and outstanding shares of Dex Media’s common stock, par value $0.001 per share (the “Shares”).

In connection with this opinion letter, we have examined and relied upon copies of the certificate of incorporation and bylaws of Dex Media as are currently in effect, together with such documents as we deemed necessary or advisable to render the opinions in this opinion letter.

In our examination, we have assumed the genuineness of all signatures, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

Fulbright & Jaworski LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz, Inc.), each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein.  Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that when the Registration Statement has become effective under the Securities Act and the terms of the sale of the Shares have been duly established in conformity with Dex Media’s certificate of incorporation, the Shares will be validly issued, fully paid and non-assessable. We do not by this letter express any other opinion with respect to the Shares or any other matter.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof and to the reference to this firm under the heading “Legal Matters” in the Registration Statement. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Fulbright & Jaworski LLP

Fulbright & Jaworski LLP